CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statements of Tasty Baking Company and subsidiaries on Form S-3 (File No. 33-30560), Post-Effective Amendment No. 10 to Form S-8 (File No. 2-55836) and Post Effective Amendment No. 3 to Form S-8 (File No. 33-18904) and Post-Effective Amendment No. 4 to Form S-3 (File No. 33-8427) of our reports dated February 12, 1997, on our audits of the consolidated financial statements and financial statement schedules of Tasty Baking Company and subsidiaries as of December 28, 1996 and December 30, 1995, and for the three fiscal years in the period ended December 28, 1996, which reports are included or incorporated by reference in this Annual Report on Form 10-K.



COOPERS & LYBRAND L.L.P.
Philadelphia, Pennsylvania
March 24, 1997